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Exhibit 23.2

Consent of Independent Public Accounting Firm

        We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-4) and related Prospectus of Forest Oil Corporation for the registration of $125,000,000 of 8% Senior Notes and to the incorporation by reference therein of our report dated February 27, 2004, with respect to the consolidated financial statements of The Wiser Oil Company for the year ended December 31, 2003 included in Forest Oil Corporation's Current Report on Form 8-K dated June 28, 2004, as amended, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Ernst & Young LLP
Dallas, Texas
August 10, 2004

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Consent of Independent Public Accounting Firm